                                                                  Exhibit 3.3(a)

                           Emmet, Marvin & Martin, llp

                               177 Madison Avenue
                          Morristown, New Jersey 07960
                                 (973) 538-5600
                               Fax: (973) 538-6448

                            1351 Washington Boulevard
                                    2nd Floor
                        Stamford, Connecticut 06902-4543
                                 (203) 425-1400
                               Fax: (203) 425-1410

                              Writer's Direct Dial

                               Counsellors at Law
                                  120 Broadway
                            New York, New York 10271
                                 (212) 238-3000

                               Fax: (212) 238-3100
                           http://www.emmetmarvin.com


                                 August 18, 2004

Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532

The Bank of New York, As Trustee
101 Barclay Street
New York, New York 10286

Dear Sirs:

     We are acting as special New York tax counsel for purposes of determining the applicability of certain New York taxes in connection with that certain Reference Trust Agreement (the "Trust Agreement") dated as of today's date between Claymore Securities, Inc. as Depositor (the "Depositor") and The Bank of New York, as Trustee (the "Trustee"), establishing Claymore Securities Defined Portfolios, Series 184, I/Q Claymore California Municipal Portfolio (10-15 years), Series 1 (the "Trust(s)") and the execution by the Trustee under the Trust Agreement, of receipts for units evidencing ownership of all of the units of fractional undivided interest (such receipts for units and such aggregate units being herein respectively called "Receipts for Units" and "Units") in the Trust(s), as set forth in the prospectus, (the "Prospectus") included in the registration statement on Form S-6, as amended to the date hereof (the "Registration Statement"), relating to the Trust(s). For purposes of this opinion, it is assumed that the Trust(s) will hold certain debt obligations (the "Debt Obligations"), the interest on which is excluded from gross income under the Internal Revenue Code of 1986 (the "Code"). The Debt Obligations held by the Trust(s) shall be referred to as the "Securities." It is noted that no opinion is expressed herein with regard to the federal tax aspects of the Securities, the Trust(s), the Units or any interest, gains or losses in respect thereof.

     The Trustee did not participate in the selection of the Securities to be deposited in the Trust(s), and, upon the receipt thereof, will cause the number of Units representing the entire capital of the Trust(s) to be deposited in the Depositor's account at The Depository Trust Company, as more fully set forth in the Prospectus. The Units, which are represented by book entry positions, will be offered to the public upon the effectiveness of the Registration Statement.

     The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by the Trust(s) and with the proceeds from the disposition of securities held in the Trust(s) and the distribution of such payments and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Units representing an interest in the Trust(s) and administer the redemption of Units by such registered holders and may perform certain administrative functions with respect to an automatic reinvestment option.

     Generally, Securities held in the Trust(s) may be removed therefrom by the Trustee at the direction of the Depositor upon the occurrence of certain specified events which adversely affect the sound investment character of the Trust(s), such as default by the issuer in payment of declared dividends or of interest or principal on one or more of its debt obligations.

     Prior to the termination of the Trust(s), the Trustee is empowered to sell Securities designated by the Depositor only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Trust(s), and under no circumstances may the proceeds of sale of any Securities held by the Trust(s) be used to purchase new Securities to be held therein.

     Article 9-A of the New York Tax Law imposes a franchise tax on business corporations. For purposes of that Article, Section 208.l(d) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

          The Regulations promulgated under Section 208 provide as follows:

          (b) The term CORPORATION includes . . . any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.

                                       ...

          (2) A business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a business trust or Massachusetts trust. In determining whether a trustee or trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under Article 9 A of the Tax Law. The mere investment of funds and the collection of income therefrom with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b).

     New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax, BURRELL v. LYNCH, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept, 1948), ORDER RESETTLED, 274 A.D. 1073, 85 N.Y.S.2d 703 (3rd Dept. 1949).

     In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen, Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax. SEE ALSO FIBREBOARD ASBESTOS COMPENSATION TRUST (Advisory Opinion) Commission of Taxation and Finance, TSB-A-97(3)C and TSB-A-97(1)I, January 21, 1997.

     In the instant situation, the Trustee is not empowered to, and we assume will not, sell Securities contained in the corpus of the Trust(s) and reinvest the proceeds therefrom. Further, the power to sell such Securities is limited to circumstances in which the creditworthiness or soundness of the issuer of such Security is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Trust(s) liquidated subsequent to the termination of the Trust(s). In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Trust(s).

     Under Subpart E of Part I, Subchapter J of Chapter 1 of the Code the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this federal tax rule applies, the income attributed to the grantor will also be income to him for New

York income tax purposes. See TSB-M-78(9)C, New York Department of Taxation and Finance, June 23, 1978.

     By letter dated today, Chapman and Cutler LLP rendered its opinion that each Unit holder will be considered as owning a share of each asset of a Trust(s) in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a Trust(s) will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

     Based on the foregoing and on the opinion of Chapman and Cutler LLP, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

          1. The Trust(s) will not constitute an association taxable as a corporation under New York law, and, accordingly, will not be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax.

          2. The income for the Trust(s) will be treated as the income of the Unit holders under the income tax laws of the State and City of New York.

          3. Unit holders who are not residents of the State of New York are not subject to the income tax laws thereof with respect to any interest or gain derived from the Trust(s) or any gain from the sale or other disposition of the Units, except to the extent that such interest or gain is from property employed in a business, trade, profession or occupation carried on in the State of New York.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                             Very truly yours,


                                             /s/ Emmet, Marvin & Martin, LLP